EXHIBIT 10.3

                        AMENDED AND RESTATED AGREEMENT

     THIS AMENDED AND RESTATED AGREEMENT (the "Agreement") is entered into as of April 10, 2001, by and among DELTA PETROLEUM CORPORATION, a corporation duly organized and existing under the laws of the State of Colorado (the "Company") and Swartz Private Equity, LLC (hereinafter referred to as "Swartz"), amends and restates the Agreement between the parties dated on or about July 21, 2000.

                                   RECITALS:

     WHEREAS, pursuant to the Company's offering ("Equity Line") of up to Twenty Million Dollars ($20,000,000), excluding any funds paid upon exercise of the Warrants, of Common Stock of the Company pursuant to that certain Amended and Restated Investment Agreement (the "Investment Agreement") between the Company and Swartz dated on or about April 10, 2001, the Company has agreed to sell and Swartz has agreed to purchase, from time to time as provided in the Investment Agreement, shares of the Company's Common Stock for a maximum aggregate offering amount of Twenty Million Dollars ($20,000,000); and

     WHEREAS, pursuant to the terms of the Investment Agreement, the Company has agreed, among other things, to issue to the Subscriber Commitment Warrants, as defined in the Investment Agreement, to purchase a number of shares of Common Stock, exercisable for five (5) years from their respective dates of issuance.

                                    TERMS:

     NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Issuance of Commitment Warrants. As compensation for entering into the Equity Line, Swartz received a warrant convertible into 500,000 shares of the Company's Common Stock, in the form attached hereto as Exhibit A (the "Commitment Warrants").

2. Issuance of Additional Warrants. If the Company shall at any time effect a reverse stock split (i.e. a stock split as a result of which the shares of Common Stock shall be changed into or become exchangeable for a smaller number of shares (a "Reverse Stock Split")), and if and only if the Stockholders' Equity (as defined below) on the trading day immediately preceding the date of the Reverse Stock split is less than $1 million, then on the date of such Reverse Stock Split, and on each one year anniversary (each, an "Anniversary Date") of the Reverse Stock Split thereafter throughout the term of the Commitment Warrants, the Company shall issue to Swartz additional warrants (the "Additional Warrants"), in the form of Exhibit A, to purchase a number of shares of Common Stock, if necessary, such that the sum of the number of Warrants and the number of Additional Warrants issued to Swartz shall equal at least 6.2% of the number of fully diluted shares of Common Stock of the Company (not including any shares issued or issuable to Swartz) that are outstanding immediately following the Reverse Stock Split or

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Anniversary Date, as applicable.  The Additional Warrants shall be exerciseable at the same price as the Commitment Warrants, shall have piggyback registration rights and shall have a 5-year term. For purposes hereof, the term "Stockholders' Equity" at a given time shall have the meaning as set forth in the Company's then current financial statements.

3. Opinion of Counsel. Concurrently with the issuance and delivery of the Commitment Opinion (as defined in the Investment Agreement) to the Investor, or on the date that is six (6) months after the date of this Agreement, whichever is sooner, the Company shall deliver to the Investor an Opinion of Counsel (signed by the Company's independent counsel) covering the issuance of the Commitment Warrants and the Additional Warrants, and the issuance and resale of the Common Stock issuable upon exercise of the Warrants and the Additional Warrants.

4. Change in Corporate Entity. The Company shall not, at any time after the date hereof, enter into any merger, consolidation or corporate reorganization of the Company with or into, or transfer all or substantially all of the assets of the Company to, another entity unless the resulting successor or acquiring entity in such transaction, if not the Company (the "Surviving Entity"), (i) has Common Stock listed for trading on Nasdaq or on another national stock exchange and is a Reporting Issuer, and (ii) assumes by written instrument the Company's obligations with respect to this Agreement and the Additional Warrants, including but not limited to the obligations to deliver to the Investor shares of Common Stock and/or securities that Investor is entitled to receive pursuant to this Investment Agreement and upon exercise of the Additional Warrants and agrees by written instrument to reissue, in the name of the Surviving Entity, any Additional Warrants (each in the same terms as the Commitment Warrants originally issued or required to be issued by the Company) that are outstanding immediately prior to such transaction, making appropriate proportional adjustments to the number of shares represented by such Warrants and the exercise prices of such Warrants to accurately reflect the exchange represented by the transaction.

5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia applicable to agreements made in and wholly to be performed in that jurisdiction, except for matters arising under the Act or the Securities Exchange Act of 1934, which matters shall be construed and interpreted in accordance with such laws.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this 10th day of April, 2001.

DELTA PETROLEUM CORPORATION            SUBSCRIBER:
                                       SWARTZ PRIVATE EQUITY, LLC


By: ________________________________   By: __________________________________
     Aleron H. Larson, Jr., & CEO          Eric S. Swartz, Manager

Delta Petroleum Corporation            300 Colonial Center Parkway
555 17th Street, Suite 3310            Suite 300
Denver, CO 80202                       Roswell, GA  30076
Telephone: (303) 293-9133              Telephone: (770) 640-8130
Facsimile:  (303) 298-8251             Facsimile:  (770) 640-7150


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